Exhibit 99.1
Consent of Euromonitor International Limited
We hereby consent to the use of our name and our industry data and reports in the Registration Statement on Form S-1 (together with any amendments or supplements thereto) to be filed by Coupang, Inc. a Delaware corporation, and in the prospectus contained therein.
Dated: March 1, 2021
EUROMONITOR INTERNATIONAL LIMITED

By:	/s/ David Cleveland
Name:	David Cleveland
Title:	Global Consulting Business Development Director